Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of National Fuel Gas Company to be filed on or about August 11, 2023, of information from our audit report with respect to the oil and gas reserves of Seneca Resources Company, LLC dated October 24, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas

August 11, 2023